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                               EXHIBIT 99.B6

                           UNDERWRITING AGREEMENT
                                   BETWEEN
                          SM&R CAPITAL FUNDS, INC.
                                     AND
                   SECURITIES MANAGEMENT AND RESEARCH, INC.

      THIS UNDERWRITING AGREEMENT (the "Agreement") is made and entered into this 1st day of July, 1993, by and between SM&R CAPITAL FUNDS, INC., a Maryland corporation hereinafter referred to as the "Fund", and SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida corporation hereinafter referred to as the "Underwriter".

      The Fund is a series fund and currently has three series: the American National Government Income Fund Series (the "Government Income Series"), the American National Primary Fund Series (the "Primary Series") and the American National Tax Free Series Fund (the "Tax Free Series"). The Government Income Series, the Primary Series, and the Tax Free Series (individually and collectively, the "Series") each pursue different investment objectives through separate investment policies.

      SM&R is engaged in the business of providing underwriting and related services to investment companies and desires to provide such services to the Fund and to each of its Series.

      In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Underwriter and the Fund hereby agree as follows:

1. The Fund hereby appoints the Underwriter as exclusive distributor of the shares of all Series of the Fund. During the term of this Agreement and any continuation thereof, no Series will sell or agree to sell any of its shares except to or through the Underwriter at a public offering price determined in accordance with Paragraph 3 hereof; provided, however, that any Series of the Fund may issue shares at net asset value:

           (a) in connection with the merger or consolidation of any investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company by the Fund;

           (b) to a Series' shareholders upon their reinvestment of dividends of such Series from net investment income or representing distributions of such Series from net realized capital gains;

           (c) to one or more unit investment trusts organized under the Investment Company Act of 1940 and sponsored by the Underwriter; and

           (d) to such other persons and entities approved or recommended by Underwriter which the Fund's Board of Directors may from time to time approve and which are set forth in the Fund's current prospectus.

2. The Underwriter hereby accepts appointment as exclusive underwriter and distributor of the shares of all Series of the Fund and agrees that it will use its best efforts to sell such shares; PROVIDED, HOWEVER, that by accepting this appointment as exclusive underwriter and distributor of such shares, the Underwriter does not undertake to sell all or any specified portion of the shares of any such Series.

3. The Underwriter agrees to offer shares of the capital stock of the Series to the public through its representatives and through dealers having sales agreements with the Underwriter (PROVIDED, HOWEVER, that nothing provided for in this Agreement shall obligate the Underwriter to execute sales agreements with dealers or to sell any shares to dealers) at an offering price equal to the sum of:

     (a) in the case of sales of the shares of the GOVERNMENT INCOME SERIES and the TAX FREE SERIES, the net asset value per share which is or becomes effective for such order of the


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     Government Income Series' or Tax Free Series' shares, plus such sales charge as may be fixed by the Underwriter with the approval of the Board of Directors of the Fund but which shall in no event exceed four and one-half percent (4-1/2%) of the offering price of the Government Income or Tax Free Series' shares increased to the next higher even cent; and

     (b) in the case of sales of the shares of the PRIMARY SERIES, the net asset value per share which is or becomes effective for such order of the Primary Series' shares.

      The "net asset value" of the Series' shares shall be computed by or on behalf of the Fund, subject to and in conformity with:

      (a)   the Fund's Articles of Incorporation and By-Laws; and

      (b) the applicable rules and regulations under the Investment Company Act of 1940, as amended (the "40 Act") and any other applicable rules and regulations promulgated by the Securities and Exchange Commission, any state securities commission or by any securities association of which the Underwriter is a member.

      The full net asset value for the Fund shares purchased shall be remitted to the Fund promptly after payment is received by the Underwriter and in no event later than twelve (12) days after each purchase. The sales charge received in connection with sales of the Government Income Series or Tax Free Series shall be retained by the Underwriter, and the Underwriter may fix the portion of such sales charge to be allowed to its representatives or to dealers having sales agreements with the Underwriter.

4. The Underwriter shall require each Series to issue shares only to the extent necessary (except for reasonable allowances for clerical errors, delays and errors of transmission and cancellation of orders) to fill unconditional orders for shares of such Series placed with the Underwriter by investors and dealers and not in excess of such unconditional orders, and the Underwriter will not avail itself of any opportunity of making a profit by expediting or withholding orders. In the event payment is not received by the Underwriter for shares so issued by a Series, the Underwriter shall reimburse the Series for the net asset value applicable to such purchase, and thereafter the shares so issued will be redeemed at the net asset value applicable at the time of redemption.

5. As recommended by the Underwriter, the Government Income Series and Tax Free Series have agreed with certain other Funds to permit the exchange of shares of one of such funds into the shares of the other. Such exchanges by or into the Government Income Series, Tax Free Series and/or any future series of the Fund shall be on terms from time to time recommended or approved by the Underwriter any by the Fund's Board of Directors and set forth in the Fund's current prospectus. It is understood that the Underwriter has agreed to waive its right to that portion of the sales charge on shares exchanged pursuant to such exchange privilege.

6. The Fund hereby authorizes the Underwriter to redeem upon the terms and conditions hereinafter set forth, as agent of the Fund and for its account, such shares of stock of each Series of the Fund as may be offered for redemption to the Fund from time to time:

     (a) The Underwriter may accept redemption requests from a stockholder of record (including a request from an agent of such stockholder), to redeem such shares at a price equal to the net asset value per share which is or becomes effective for such redemption, computed as set forth in paragraph 3. hereof.

     (b) The Underwriter agrees that all redemptions of the Fund's shares made by it after this Agreement becomes effective shall be made only as agent for the account of each Series of the Fund and pursuant to the terms and conditions herein set forth.

     (c) The Fund reserves the right to suspend or revoke the foregoing authorization at any time; unless otherwise stated, any such suspension or revocation shall be effective forthwith upon receipt of notice by an officer of the Underwriter by telegraph or written instrument from an officer of the Fund duly authorized by its Board of Directors. In the event that the authorization of the Underwriter is, by terms of such notice, suspended:


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            (i)   for more than forty-eight (48) hours, excluding from such
            period any day on which the New York Stock Exchange is not open, or

            (ii)  until further notice, the authorization given by this
            Article 6 shall not be revived except by vote of the Board of Directors of the Fund.

      (d) The Underwriter shall have the right to terminate the operation of this Article 6. upon giving to the Fund thirty (30) days' written notice thereof.

      (e) The Underwriter shall receive no commissions in respect of any redemptions under the foregoing authorization and appointment as agent.

7. The Underwriter covenants and agrees that in selling the shares of each Series of the Fund, it will in all respects duly conform with all state and federal laws relating to the sale of such securities, and will indemnify and save harmless the Fund and each such Series from any damage or expenses on account of any wrongful act by it or its representatives. Neither the Underwriter nor any dealer nor any other person is authorized by the Fund to give any information or to make any representations other than those contained in the Registration Statement or current prospectus filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (as said Registration Statement and prospectus may be amended from time to time), covering the shares of any Series of the Fund or additional sales literature supplied by the Underwriter.

8. In connection with the purchase or sale of portfolio securities for the account of any Series of the Fund, neither the Underwriter nor any officer or director of the Underwriter shall act as principal.

9. This Agreement shall become effective on the date hereof and shall continue in effect for a period of two (2) years and thereafter only so long as such continuance is specifically approved at least annually by the Board of Directors or by a vote of a majority of the outstanding voting securities of each Series of the Fund, and in either case, by the specific approval by a majority of the directors, who are not parties to such contract or agreement or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2(a)(19) of the '40 Act.

      This Agreement may be terminated at any time without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding shares of either Series of the Fund, or by the Underwriter, on sixty (60) days' written notice to the other party.

      This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the '40 Act.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

SM&R CAPITAL FUNDS, INC.

By:   STEVEN H. STUBBS
      Steven H. Stubbs, President


SECURITIES MANAGEMENT AND RESEARCH, INC.

By:   BRENDA T. KOELEMAY
      Brenda T. Koelemay, Vice President